Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices Group (RAD-G), Announces Solutions for Emergency Phone Tower Manufacturers

Blue Light Tower Manufacturers Now Have Access to RAD’s Award-Winning AI Analytics and Software Solutions

Detroit, Michigan, September 11, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Group (RAD-G) today announced that RADPack™ is now available to manufacturers of emergency phone towers (aka blue light towers) to explore the groundbreaking potential of RAD-G’s advanced technology.

By integrating RADPack into emergency phone towers, manufacturers can catapult them into the future of public safety infrastructure. RADPack empowers these existing towers with cutting-edge AI analytics capabilities, including human and vehicle detection, as well as firearm detection – innovations poised to revolutionize the very concept of emergency response systems.

“This is part of our inevitable evolution, backed by years of hardware and software development by RAD and RAD-G,” said Steve Reinharz, CEO of AITX. “RAD-G’s RADPack could possibly save blue light towers from extinction. Adopting RADPack into a blue light tower could significantly extend the product’s lifecycle by infusing it with advanced AI analytics, threat detection, autonomous response and more.”

The advantages of adopting RAD-G’s RADPack are many. Not only will it breathe new life into aging emergency phone towers, potentially extending their useful life by decades, but it will also open up unprecedented revenue and profit opportunities for manufacturers. Enhanced by AI-driven analytics, these towers become more than just emergency call stations; they evolve into intelligent, proactive safety hubs capable of rapid response and real-time threat detection. As colleges, hospitals, and corporate campuses strive for safer environments, embracing RAD-G’s RADPack can position tower manufacturers at the forefront of innovation, meeting the evolving needs of a security-conscious world while delivering tangible returns on investment.

“While at GSX this week I have meetings with emergency tower manufacturers where I introduce them to RADPack. This opens up many new opportunities for us,” Reinharz concluded.

The award-winning RAD Light My Way™ from AITX’s primary subsidiary Robotic Assistance Devices, Inc. (RAD) is compatible with RADPack for emergency phone towers. This integrated mobile app and hardware solution empowers students and employees by placing the control of their safety firmly in their own hands. With RAD Light My Way, users gain instant access to emergency services, real-time threat detection, and the ability to summon assistance swiftly through nearby RADPack-enabled emergency phone towers. This comprehensive safety ecosystem offers peace of mind to students and employees, ensuring they are not alone in their moments of vulnerability and that help is always just a touch away. Together, RAD Light My Way and RADPack redefine safety as a collaborative effort, creating a brighter, more secure future for all.

Robotic Assistance Devices Group (RAD-G) is a high-tech start-up that produces and delivers component-level artificial intelligence-based solutions that empower organizations to offer enhanced solutions based on proven technology, with a quick time-to-market. RAD-G has developed its advanced technology from the ground up including circuit board design, and base code development.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz